Exhibit 10.04
Summary of the senior agreement entered into in Madrid on May 19, 2006 and as amended on June 19, 2007 and on March 24, 2010.
PARTIES TO THE AGREEMENT:
On the one part,
•	Promotora de Informaciones, S.A., with registered address at Calle Gran Vía, 32, and holding tax identification number A-28297059 (“Prisa”).
Prisa hereinafter will be named as borrower.
And, on the other part,
•	HSBC Bank plc, Sucursal en España, with registered address at Torre Picasso floor 33, Plaza de Pablo Picasso, and holding tax identification number [●] (“HSBC”).
HSBC hereinafter will be named as agent.
•	An a syndicate of financial institutions (“Lenders”)
THE FINANCING: AMOUNT AND DISTRIBUTION:
Grant by the lenders to the borrower a financing for a maximum amount of two thousand and fifty million Euros (€2,050,000,000), divided, for the sole purposes of its use, drawdown and repayment, in three tranches as follows:
(a)	Tranche A for a maximum amount of one thousand five hundred million Euros (€1,500,000,000);

(b)	Tranche B for a maximum amount of three hundred and seventy five million Euros (€375,000,000); and

(c)	Tranche C for a maximum amount of one hundred and seventy five million Euros (€175,000,000).
PURPOSE/OBJECT:
•	The purpose of the maximum amount of tranche A is granted exclusively to (i) repay indebtedness to be refinanced (expressly including the partial repayment of the Short Term Loan) and (ii) to pay the fees and expenses arising from the financing.
•	The purpose of the maximum amount of tranche B is granted exclusively to (i) repay, if appropriate, indebtedness to be refinanced, (ii) refinance any other indebtedness, (iii) finance any permitted acquisitions and (iv) generally to finance working capital needs and any other corporate needs of Prisa Group.

•	The purpose of the maximum amount of tranche C is granted exclusively to cover the partial repayment of the short term loan.
UTILISATION OF THE FINANCING:
•	Any request for any utilisation of tranche A, tranche B or tranche C by the borrower shall be irrevocable in nature and shall be carried out by the borrower on the third (3rd) Business Day prior to the date on which the relevant utilisation of tranche A, tranche B or tranche C, as applicable, is to be made effective, through the delivery to the agent of an utilisation request substantially in a particular form and executed by a duly authorized representative of the borrower.
•	Delivery of funds: Each lender shall make available to the agent the funds that it is liable to deliver by reason of the utilisation requested by the borrower.
CONDITIONS PRECEDENT TO UTILISATIONS:
The financing agreement is subject to several Conditions Precedent applicable to the first, second and subsequent utilisations indicating, among others, as follows:
(i) That all formal representations and warranties of the obligors are true and accurate as at the effective date of the relevant utilisation;
(ii) That no events have occurred that are, or may following the utilisation become, an acceleration event; and
(iii) That the borrower has provided the agent with the utilisation request described above.
LIABILITY OF THE LENDERS AND DECISION MAKING:
•	The contractual position assumed by the lenders is joint but not several, so that their respective rights and obligations arising therefrom are entirely independent.
•	Any decisions to be made by the lenders as a consequence of the performance of this agreement shall be adopted, save as otherwise expressly provided in the agreement, by an agreement of the majority of the lenders, and the decision so taken shall be binding on each and every one of the lenders, including those dissenting or not having taken part in the vote.
•	The above notwithstanding, any amendments to the financing agreements, and any authorizations or waivers of the lenders’ rights in relation to certain issues shall require the unanimous favorable vote of all lenders.

INTEREST ACCRUAL AND INTEREST PERIODS:
•	The amount of each of the utilisations of the financing carried out by the borrower that at any time are outstanding shall accrue interest daily in favor of the lenders, from and including the date on which the relevant utilisation is effective, to the date on which said utilisation has been fully and finally repaid.
INTEREST RATE:
•	The interest rate applicable to each of the utilisations during each interest period shall be the sum of EURIBOR plus an applicable margin and shall be fixed by the agent.

•	Substitute interest rates:
(i)	Primary substitute interest rate: Should it be impossible to determine, on account of market circumstances, the ordinary interest rate applicable to an interest period, a primary substitute interest rate shall be applied.

(ii)	Secondary substitute interest rate: Should it not be possible to determine a substitute EURIBOR rate according to the provisions contained above, the secondary substitute interest rate shall be applied.
CALCULATION AND PAYMENT OF INTEREST:
•	The interests accrued during each relevant interest period shall be calculated and paid as follows:
(a)	with respect to an interest period during which the ordinary interest rate applied, on the date on which the interest period elapses; and

(b)	with respect to any interest periods during which any of the substitutes interest rates have applied, quarterly in arrears, and on such other date on which the application of such substitute interest rates had ceased.
DEFAULT INTERESTS:
•	Should the borrower fail to timely comply with any of its payment obligations, and without a need for any request for payment, the borrower shall be bound to pay to the lenders a default interest for the delay in payment.

•	The default interest rate shall be the interest rate resulting from adding a default margin of two percentage points (2%) per annum to the interest rate determined in accordance with the provisions contained above.

CAPITALISATION:
•	For the purposes of section 317 of the Spanish Commercial Code, the parties agree that the ordinary interests due, liquid and payable but unpaid will be capitalised, and shall accrue new interests at the relevant default interest rate. In turn, any default interests that are due and payable but unpaid shall also be capitalised.
TERM AND MATURITY:
•	The agreement shall remain in force until the maturity date, that is, until May 19, 2013, on which date the borrower shall have repaid in full all amounts howsoever due hereunder.
PREPAYMENT:
•	It is possible to make a voluntary prepayment of the maximum amount of tranche A and/or the maximum amount of tranche C utilised and pending repayment.

•	Also, during the tranche B utilisation period the borrower may, without thereby accruing any penalty or premium, reduce the maximum amount of tranche B provided that it complies certain conditions.

•	Mandatory prepayment: The borrower shall be under an obligation to make prepayments of the Financing in certain events.
TAXES:
•	Any and all payments to be made by the borrower to any lender or to the agent pursuant to the agreement shall be made free and net of any deduction or withholding whatsoever, even of a tax nature, unless the borrower is mandated by law to carry out such deduction or withholding on account of taxes, in which case the sum payable by the borrower, with respect of which it is required to make such deduction or withholding, shall be increased as needed to ensure that, following any such deduction or withholding, the relevant lender or the agent, as appropriate, shall receive a net amount equal to the amount it would have received if the deduction or withholding had not been, or should have not been, carried out.
ILLEGALITY:
•	Should at any later time to the execution date of the agreement, the performance thereof by any lender entail a breach of any legal or regulatory provision, or of any binding measure ordered, or of any binding interpretation standard, issuing from any authorities or official bodies having jurisdiction on the relevant matter, the affected lender may declare all of its obligations hereunder cancelled. In such scenario, the borrower shall be obliged to reimburse to the affected lender, on the relevant effective date of the cancellation of the affected lender’s obligations, its share in the maximum amount of the financing still outstanding and to simultaneously make payment of any interests accrued, plus any other expenses and amounts which the borrower is liable to pay.
VARIATION OF STATUS QUO:
•	The borrower expressly undertakes to maintain with the lenders an equivalence of the respective considerations existing at the time of entering into the agreement.
REPRESENTATIONS AND WARRANTIES:
•	The financing agreement contains the usual representations and warranties of this type of agreement such as: (i) Companies validly formed and in existence in accordance with the legislation applicable to them, (ii) have full legal capacity to enter into and perform the agreements and have passed all resolutions and taken all necessary steps for entry into and performance thereof, (iii) Companies have not been declared insolvent and to the best of there knowledge and belief there are no proceedings or applications aimed at applying for their insolvency, (iv) the obligations contracted by the obligors pursuant to the agreements are valid, binding and the performance thereof can be enforced, (v) Execution and performance of the agreements does not contravene any law, regulation, articles of association of the obligors, (vi) All acts, conditions, steps and authorisations required by law or articles of association in order to permit the execution of the agreements and the exercise of rights and performance of obligations have been duly implemented and carried out, (vii) Absence of registration or levies and (viii) The audited financial statements of the borrower as at 31 December 2008 provide, in accordance with generally accepted accounting principles, a true picture of the net worth and financial and economic situation of the borrower and of the profit and loss on its operations in the period ending on the date to which such statements relate, (ix) Absence of material adverse effect, (x) Compliance with legislation, (xi) Licences, (xii) No proceedings pending or threatened, (xiii) Absence of events of default. (xiv) Pari passu ranking about the credit rights of the Lenders, (xv) Insurance, (xvi) No misleading information, (xvi) the controlling shareholder on the execution date is the direct or indirect holder of 64.365% of the share capital of the borrower.
OBLIGATIONS OF THE OBLIGORS:
•	The obligors undertake to comply with the additional obligations related to:
(i)	Obligations of a financial nature

(ii)	Information obligations

(iii)	General obligations

(iv)	Specific obligation of the borrower with respect to Media Capital

(v)	Specific obligation of Vertix
EVENTS OF DEFAULT:
•	Default in payment of principal, interest, fees and expenses of all types pursuant to the Financing agreement;

•	Breach of other obligations;

•	Inaccuracy in the formal representations;

•	Cross Default;

•	Illegality or invalidity;

•	Material Adverse Effect;

•	Insolvency;

•	Judicial resolutions, awards or attachments against the same;

•	Provision of security;

•	Absence of licences;

•	Cessation or change of business;

•	Guarantees
FIRST DEMAND GUARANTEE:
•	Without prejudice to the unlimited monetary liability of the borrower, each of the guarantors grants in favor of the lenders a first demand guarantee securing the fulfillment of the payment obligations arising for the borrower.
INDEMNITY:
•	The borrower undertakes to keep indemnified the agent and each of the lenders against any and all costs, claims, losses, necessary and reasonable expenses (including legal expenses) or liabilities, together with any applicable V.A.T. , incurred by any of them as a result of any early termination event of the agreement or of any default by the borrower on its obligations hereunder.
PAYMENTS:
•	Any and all payments to be made by the borrower pursuant to any obligation undertaken under the agreement shall be made in Euros.

•	Any payment made by the borrower, or which the borrower is liable to make pursuant to this agreement shall be deemed collected by the lenders when the relevant amount is available to the agent in the aforementioned account, and shall fully release the borrower as if the funds had been received by the lenders in proportion to their respective share.
SET-OFF:
•	The borrower expressly authorizes each of the lenders to apply to the payment of any amounts due and payable which remain unpaid by them under this Agreement, any balances existing in favor of such lenders, whether in current, savings or credit accounts, in time deposits or in any other present or future deposits whatsoever.
PROPORTIONALITY IN PAYMENTS:
•	Any and all payments of principal or interests received by the lenders, whether through the agent or otherwise (including through the exercise of a right to set-off) shall be proportional to their respective outstanding participation in the maximum amount of the financing.
FEES:
•	The borrower has paid to the agent, for further distribution among the lenders in the proportion agreed among them different types of fees such as (i) the management and underwriting fee, (ii) agency fee, (iii) availability fee, (iv) structuring Fee, (v) structuring fee under the refinancing agreement.
COSTS AND EXPENSES:
•	The borrower shall pay or reimburse to the agent and to the lenders, any and all expenses and disbursements duly documented and previously approved by the borrower in relation to the negotiation, execution and notarization of this agreement.
ASSIGNMENT BY THE BORROWER:
•	The borrower shall not assign, transfer, substitute or subrogate the rights and obligations undertaken hereunder without the prior unanimous written consent of the lenders.
ASSIGNMENT BY THE LENDERS:
•	Each lender is expressly authorized by the borrower to assign to any third party its contractual position under this agreement, provided that the assignment complies with certain conditions.

EVIDENCE AND ENFORCEMENT OF THE DEBT AND ENFORCEMENT ACTION:
•	The Agent shall open and keep in its books, three special accounts in the name of the borrower: one special account regarding tranche A; one special account regarding tranche B and one special account regarding tranche C.
VAT AND TRANSFER/STAMP DUTY TAX:
•	The parties declare that this agreement is a transaction subject to Value Added Tax, but exempt pursuant to article 20, section 1, number 18, paragraph c) of Spanish Act 37/1992, of December 28. Furthermore, this Agreement is not subject to Spanish Transfer/Stamp Duty tax (Impuesto sobre Transmisiones Patrimoniales y Actos Jurídicos Documentados) pursuant to articles 7.5 and 31.2 of the consolidated text of the Act on said tax approved by Royal Legislative Decree 1/1993, of September 24.
APPLICABLE LAW AND JURISDICTION:
•	This agreement shall be governed and interpreted under and in accordance with Spanish law.

•	Each of the parties to this agreement irrevocably submits, with express waiver of any other forum to which it may be entitled, to the jurisdiction of the Courts and Tribunals of the city of Madrid to try and resolve any claims arising in relation to the performance or interpretation of this agreement.